Exhibit 99.1

Molina Healthcare Announces Leadership Changes

CAO Joseph W. White Named Interim CEO and Appointed CFO

Board Initiates Permanent CEO Search

Dale B. Wolf Named Chairman of the Board

Pre-Releases First Quarter 2017 GAAP Net Income Per Share

LONG BEACH, Calif.--(BUSINESS WIRE)--May 2, 2017--Molina Healthcare, Inc. (NYSE: MOH) today announced leadership changes, under which Joseph W. White, Chief Accounting Officer, has been named Interim President and Chief Executive Officer replacing Dr. J. Mario Molina. The Board will immediately commence the search process for a permanent CEO. Mr. White has also been named Chief Financial Officer, replacing John C. Molina. In addition, the Board of Directors has named current Director Dale B. Wolf as Non-Executive Chairman of the Board. These changes are effective immediately. Dr. J. Mario Molina and John C. Molina will continue to serve as directors on the Board, and Dr. Molina remains a candidate for re-election as a director at the Company’s upcoming annual meeting.

“The Board of Directors appreciates Mario and John Molina’s leadership and contributions for more than two decades,” said Dale B. Wolf, Chairman. “In light of the Company’s disappointing financial performance, the Board has determined to change leadership in order to drive profitability through operational improvements. These changes represent targeted and deliberate actions to enhance the Company’s focus and improve its competitive position within the healthcare industry. With the industry in dynamic transition, the Board believes that now is the right time to bring in new leadership to capitalize on Molina’s strong franchise and the opportunities we see for sustained growth. The Board is committed to achieving operational excellence and improving the Company’s financial performance on behalf of our shareholders, more than 20,000 employees and our over 4 million members.”

The Board has approved the adjournment of the annual meeting from Wednesday, May 3 to Wednesday, May 10, 2017 at 10:00 a.m. Pacific Time, at Molina Healthcare, Inc. Corporate Headquarters, 200 Oceangate, 15th Floor, Long Beach, California 90802 in order to allow stockholders time to consider the information described in this press release and the additional information that will be set forth in a Form 8-K and a proxy supplement to be filed by the Company, and to change their votes if desired. The record date for the meeting will remain March 9, 2017.

Mr. White has over 25 years of financial management experience in the healthcare industry, and served as Molina Healthcare’s Chief Accounting Officer since June 2003. Mr. White has led the Company’s most recent operational improvement initiatives and is a widely respected leader both within the Company and in the greater healthcare industry. Prior to joining Molina, Mr. White was the Chief Financial Officer of Maxicare Health Plans, Inc., where he was also a member of the Board of Directors.

After market close today, the Company will report net income per diluted share of $1.37 (inclusive of receipt of a $75 million ($0.84 per diluted share) acquisition break-up fee).

Earnings Conference Call

Management will host a conference call and webcast to discuss Molina Healthcare’s first quarter results at 5:00 p.m. Eastern time on Tuesday, May 2, 2017. The number to call for the interactive teleconference is (212) 231-2909. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Tuesday, May 2, 2017, through 6:00 p.m. Eastern Time on Wednesday, May 3, 2017, by dialing (800) 633-8284 and entering confirmation number 21849898. A live audio broadcast of Molina Healthcare’s conference call will be available on our website, molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 4.2 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” regarding the transition in our executive and board leadership, opportunities for growth, and our financial performance. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to the impact of our announced management and organizational changes; our ability to attract and retain qualified senior management and other personnel; the continued service and availability of key management personnel; market opportunities and our ability to capitalize on them; and economic, political, or regulatory conditions and other trends affecting the healthcare industry that are beyond the control of management. Additional information regarding the risk factors to which we are subject is provided in greater detail in our periodic reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of our website or on the SEC’s website at sec.gov. Given these risks and uncertainties, we cannot give assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of the date hereof, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations that occur after the date of this release.

CONTACT:
Sard Verbinnen & Co
Meghan Gavigan/Paul Frankle
415-618-8750